Exhibit 4.1

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

STOCK PURCHASE WARRANT

Warrant No. W-001

CYBEX INTERNATIONAL, INC.

Issued on March 15, 2012

Void after March 15, 2022

1. Issuance. This Stock Purchase Warrant (the “Warrant”) is issued to RBS CITIZENS, N.A. (“Citizens” and, together with its successors and assigns, hereinafter called “Holder”) by CYBEX INTERNATIONAL, INC. a New York corporation (hereinafter with its successors and assigns called the “Company”). This Warrant is being issued in connection with, and as additional consideration for Citizens’ agreements in, that certain Loan Modification Agreement of even date herewith among Citizens, the Company and Cybex International UK Limited, which Loan Modification Agreement amends and modifies certain of the Loan Documents (as defined therein) (such Loan Documents, as amended by such Loan Modification Agreement and as further amended and/or restated and in effect from time to time, collectively, the “Loan Agreement”). Accordingly, the Company acknowledges and agrees hereby that all consideration required for the Company to issue this Warrant has been received by the Company from Holder as of the date of issuance.

2. Class; Exercise Price; Number of Shares.

Commencing on the date hereof, Holder is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company, up to such seventy-five thousand (75,000) shares (the “Shares”) of the Company’s common stock, $0.10 par value per share (hereinafter “Common Stock” or, as adjusted from time to time hereunder, the “Class”) at a purchase per Share equal to $0.10 (the “Exercise Price”).

Until such time as this Warrant is exercised in full or expires, the Exercise Price, the Class and the number of Shares issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided. The person or persons in whose name or names any certificate representing Shares issued upon any exercise hereof shall be deemed to have become the holder of record of such Shares as at the close of business on the date this Warrant is exercised with respect to such Shares, whether or not the transfer books of the Company shall be closed.

3. Payment of Exercise Price. Subject to Section 4 below, the aggregate Exercise Price may be paid (i) in cash or by check, (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the aggregate Exercise Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, or (iii) by any combination of the foregoing.

4. Net Issue Election. In lieu of payment of the aggregate Exercise Price in accordance with Section 3 above, the Holder may elect to receive Shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the principal office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X= Y(A-B)
A

where:	X =	the number of Shares to be issued to the Holder pursuant to this Section 4.

	Y =	the number of Shares covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4 (including, without limitation, the Shares surrendered to the Company in payment of the aggregate Exercise Price).

	A =	the Fair Market Value (defined below) of one Share, as determined at the time the net issue election is made pursuant to this Section 4.

	B =	the Exercise Price in effect at the time the net issue election is made pursuant to this Section 4.

“Fair Market Value” of a Share as of the date that the net issue election is made (the “Determination Date”) shall mean:

(i) If shares of the Class are then traded on a securities exchange or the Nasdaq National Market, the fair market value of a Share shall be the average of the closing or last reported sale prices of a share of the Class on such exchange or market over the five (5) consecutive trading days period ending five (5) trading days prior to the Determination Date (or, if the Company’s Common Stock is then so traded and the Class is a series of convertible preferred stock, the fair market value of a Share shall equal such 5-day average for the Common Stock multiplied by the number of shares of Common Stock for which a Share is then convertible);

(ii) If shares of the Class are otherwise traded in an over-the-counter market, the fair market value of a Share shall be the average of the closing ask prices for a share of the Class over the five (5) consecutive trading day period ending five (5) trading days prior to the Determination Date (or, if the Company’s Common Stock is then so traded and the Class is a series of convertible preferred stock, the fair market value of a Share shall equal such 5-day average for the Common Stock multiplied by the number of shares of Common Stock for which a Share is then convertible); or

(iii) If at the Determination Date there is no public market for shares of the Class or Common Stock, then the fair market value of a share of the Class shall be determined in accordance with the procedures set forth in Section 14(c)(ii) below.

5. Partial Exercise. This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant of like tenor, which shall be dated as of the date of this Warrant, representing the Shares not so purchased upon such exercise.

6. Fractional Shares. No fractional Share shall be issued upon any exercise of this Warrant. If, upon exercise of this Warrant in its entirety, the Holder would be entitled to receive a fractional Share, then the Company shall, in lieu of such fractional Share, pay to Holder in cash an amount equal to the Fair Market Value (as defined in Section 4 above) of such fractional Share.

7. Expiration Date; Treatment of Warrant on Acquisition.

(a) Expiration Date. This Warrant shall expire on the earlier to occur of (i) 5:00 PM, US Eastern time, on the tenth (10th) anniversary of the original issue date hereof (or, if such date be not a business day, then at 5:00 PM, US Eastern time on the first business day following such date), or (ii) the closing of a Qualified Acquisition.

(b) Treatment of Warrant on Acquisition.

(1) Certain Definitions. As used herein:

“Acquisition” means (i) a sale, assignment, transfer or other disposition of all or substantially all of the Company’s assets to an Unaffiliated Entity (as defined below) (“Asset Sale”), (ii) a merger or consolidation of the Company into or with an Unaffiliated Entity where the Company is not the surviving entity (other than a merger the sole purpose of which is to change the Company’s domicile), (iii) any transaction or series of related transactions pursuant to which Company stockholders sell or otherwise transfer outstanding Company shares constituting a majority of the total outstanding combined voting power of the Company to an Unaffiliated Entity, or (iv) upon the closing of a Going Private Transaction.

“Going Private Transaction” means a Rule 13e-3 transaction (as defined in the Exchange Act) with respect to the Company as issuer.

“Qualified Acquisition” means an Acquisition in which the sole consideration received by the Company and/or its stockholders (as applicable) consists of cash and/or Marketable Securities.

“Unaffiliated Entity” means any entity that is owned or controlled by parties who own less than twenty percent (20%) of the combined voting power of the voting securities of the Company immediately prior to the Acquisition.

“Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then actively traded on a national securities exchange or over-the-counter market, and (iii) Holder would not be restricted by contract or by applicable federal and state securities laws from publicly re-selling, within six (6) months and one (1) day following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition.

(2) Treatment of Warrant. This Warrant shall terminate on the closing of any Qualified Acquisition to the extent not exercised prior thereto (which exercise may be made conditional upon the closing of such Qualified Acquisition); provided, that in the case of a Qualified Acquisition that is an Asset Sale, this Warrant shall continue until the Company makes a liquidating distribution to its stockholders of the net proceeds therefrom. In connection with any Acquisition other than a Qualified Acquisition, the Company shall, and hereby agrees to, cause the acquiror to assume this Warrant on and as of the closing thereof, and thereafter this Warrant shall be exercisable for the same securities and other property as would have been received by Holder in respect of the Shares had this Warrant been exercised in full as of immediately prior to such closing in accordance with Section 3 above, for the same aggregate Exercise Price as in effect as of immediately prior to such closing, subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.

(3) Notice of Acquisition. The Company shall provide Holder with written notice of any Acquisition not less than ten (10) days prior to the closing thereof (which notice shall summarize the principal terms and conditions of such Acquisition), and shall provide Holder at its request with copies of all term sheets, draft and definitive transaction agreements and documents and other information and materials respecting such Acquisition as Holder may reasonably request, promptly following Holder’s request therefor.

8. Reserved Shares; Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available out of its authorized and unissued capital stock such number of shares as will be sufficient to permit the exercise of this Warrant in full and, if applicable, the conversion of the Shares issuable upon such exercise into shares of Common Stock. The Company further covenants that all Shares issued pursuant to such exercise and, if applicable, such conversion will, upon issuance, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens, charges, claims and encumbrances (other than restrictions imposed by applicable federal and state securities laws).

9. Stock Splits and Dividends. If after the date thereof the Company shall subdivide the Shares, by split-up or otherwise, or combine the Shares, or issue additional shares of the Shares in payment of a stock dividend, then number of shares of the Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Exercise Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

10. Reclassifications Etc. If after the date thereof there shall be any reclassification, reorganization, recapitalization, substitution, exchange or like event affecting the outstanding shares of the Class (other than an event described in Section 9 above), this Warrant shall, following such event, be exercisable for the same class, series and number of securities and other property that Holder would have received had Holder exercised this Warrant in full in accordance with Section 3 above as of immediately prior to the effectiveness of such event, and the Exercise Price shall be adjusted proportionately.

11. Certificate of Adjustment. Whenever the Class, Exercise Price or number of Shares is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company’s chief financial officer or treasurer setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

12. Notice of Certain Events. If the Company proposes at any time (a) to declare, make or pay any dividend or distribution upon the outstanding shares of the Class, whether in cash, securities or other property and whether or not a regular cash dividend, or to repurchase or redeem any outstanding shares of the Class from any holder or holders thereof; (b) to offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock; (c) to effect any reclassification, reorganization, recapitalization, substitution, exchange or like event affecting the outstanding shares of the Class; or (d) to effect an Acquisition or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall give Holder (x) if the Company is then subject to the reporting requirements of the Exchange Act, notice of such event at the same time and in the same manner as given by the Company to the holders of the outstanding shares of the Class; or (y) if the Company is not then subject to the reporting requirements the Exchange Act, at least ten (10) days written notice thereof prior to the earliest to occur of (i) any record date for determining the stockholders entitled to vote thereon, (ii) any vote of stockholders thereon (whether at a meeting or by written consent in lieu of meeting), or (iii) the consummation or effective date thereof.

13. [Intentionally Omitted].

14. Holder Put Right. The rights and obligations set forth in this Section 14 shall only apply at all times, if any, when the Company shall not be subject to the reporting requirements of the Exchange Act.

(a) At any time on or after the earlier to occur of (i) a Trigger Event (as defined below), or (ii) the second (2d) anniversary of the original issue date of this Warrant, Holder shall have the right (but not the obligation), exercisable upon not less than twenty (20) days prior written notice to the Company (the “Put Notice”), to require the Company to repurchase this Warrant (together with all (but not less than all) Shares issued on any and all prior exercises hereof), and the Company hereby agrees to repurchase this Warrant together with such Shares (if any) in accordance with the requirements of this Section 14. The purchase price to the Company (the “Put Price”) shall equal (x)(1) the Share Value (as defined below), less (2) the then-effective Exercise Price, multiplied by (y) the total number of Shares for which this Warrant is then exercisable (and, if Shares issued upon one or more prior exercises are being repurchased, the Share Value multiplied by the total number of such Shares).

(b) The closing of the sale and purchase of this Warrant (and the Shares, if any) pursuant to Holder’s exercise of its rights under this Section 14 (the “Put Closing”) shall occur at the principal office of Holder at 10:00 AM, local time, on the later of (i) the date that is twenty (20) days from the date of the Put Notice, or (ii) ten (10) days following determination of the Share Value in accordance with Section 14(c)(ii) below), or at such other place, time and/or date as the parties may agree upon in writing. At the Put Closing, the Company shall deliver payment of the Put Price to Holder in cash, in immediately available funds, in a single installment, by certified or bank cashier’s check or by wire transfer of funds to Holder’s designated account, against receipt from Holder of the original of this Warrant (and, if applicable, the certificate(s) evidencing the Shares issued on all previous exercises hereof), duly endorsed by Holder for transfer on the books of the Company or accompanied by duly executed stock powers or other transfer instruments.

(c) As used herein:

(i) “Trigger Event” means any of the following: (1) an Event of Default under, and as defined in, the Loan Agreement, or (2) from and after the date (if any) that the Company shall have repaid in full all Obligations under, and as defined in, the Loan Agreement and the Loan Agreement shall have terminated, a default by the Company under, or a breach by the Company of, any material agreement, contract, lease, license, mortgage, indenture or deed of trust to which the Company is then a party or is subject or by which the Company may be bound.

(ii) “Share Value” means the fair market value of a Share determined as of the date of the Put Notice), as follows. The Company shall within five (5) business days following receipt of the Put Notice provide to Holder in writing a statement (the “Value Statement”) of the then-fair market value of a Share as determined in good faith by the Company’s Board of Directors, which written statement shall describe the method by which the Board of Directors determined such fair market value. Holder shall have a period of twenty (20) days following its receipt of the Value Statement in which to agree in writing with the Company as to the Share Value. If the Company and Holder shall not have agreed in writing on the Share Value within such 20-day period, then the Share Value shall be determined by third party appraisal as follows: each of the Company and Holder shall choose one appraiser, and a third appraiser shall be chosen by agreement of the appraisers chosen by the Company and Holder, provide that each such appraiser shall be a person or firm of good reputation with experience in valuing companies of similar size to, and in the same business or industry as, the Company. The value given by each such appraiser shall be determined without any discounts on account of illiquidity or minority ownership. The Share Value shall be the average of the values given by the three appraisers, and such Share Value shall be conclusive for all purposes of this Warrant. Each of the Company and Holder shall bear the respective fees, costs and expenses of the appraiser selected by it, and 50% of the fees, costs and expenses of the third appraiser; provided, that if the final Share Value as determined pursuant to the foregoing appraisal process exceeds the value given by the Company in the value Statement by ten percent (10%) or more, then all fees, costs and expenses of all three appraisers shall be borne and paid solely by the Company. Such appraisal process shall be commenced as soon as reasonably practicable following the expiration of such 20-day period and completed within thirty (30) days following commencement, but in all events completed no later than the sixtieth (60th) day following expiration of such 20-day period. The Company agrees to reasonably cooperate with each appraiser at all times and to provide such appraiser with all reasonable access to Company premises and personnel and with copies of all Company financial, business and other information and materials reasonably requested by such appraiser promptly following its request therefor. Notwithstanding the foregoing provisions of this Section 14(c)(ii), if the put right of Holder under Section 14(a) or the call right of the Company under Section 15(a) is exercised in connection with an Acquisition, then the Share Value shall equal the value of the consideration per Share (as determined in accordance with the definitive executed transaction documents for such Acquisition) that Holder would receive were Holder to exercise this Warrant prior to the closing of such Acquisition.

(d) The put right of Holder set forth in this Section 14 shall terminate and be of no further force or effect following the closing of an Acquisition.

15. [Intentionally Omitted]

16. Drag-Along Right; Tag-Along Right. The rights and obligations set forth in this Section 16 shall only apply at all times, if any, when the Company shall not be subject to the reporting requirements of the Exchange Act.

(a) Drag-Along Right.

(i) Subject to the provisions of Section 7(b) above (which shall control in the event of any conflict or inconsistency with the provisions of this Section 16(a)), in the event that one or more persons holding shares of Company capital stock representing not less than a majority of the then total issued and outstanding shares of Common Stock, calculated on a fully-diluted basis (the “Dragging Holders”), desire to effect an Acquisition, then Holder shall be obligated to and shall upon the written request of the Dragging Holders, (1) if the Acquisition involves the sale of outstanding shares, sell, transfer and deliver, or cause to be sold, transferred and delivered, to the third party acquiror a pro rata portion of the shares to be sold, based on the total number of outstanding Shares issued and issuable hereunder and held by Holder, on substantially the same terms and conditions applicable to the Dragging Holders; and (2) execute and deliver such instruments of conveyance and transfer and take all reasonably necessary actions, including voting such Shares as may then be outstanding in favor of any Acquisition proposed by the Dragging Holders and executing any purchase agreements, merger agreements, voting agreements, support agreements, indemnity agreements, escrow agreements or related documents, that such Dragging Holders or the third party acquiror may reasonably require in order to carry out the terms and provisions of this Section 16(a) (the “Drag Along Right”).

(ii) Not less than ten (10) days prior to the date proposed for the closing of any Acquisition, the Dragging Holders shall give written notice to Holder, setting forth in reasonable detail the name or names of the third-party acquiror, and the material terms and conditions of the Acquisition, including the transaction price, and the proposed closing date.

(b) Tag-Along Right. If at any time any one or more holders or beneficial owners (individually or collectively, “Selling Holder”) of outstanding shares of Company capital stock or of securities or instruments convertible into or exercisable for shares of Company capital stock (“Securities”) desire or propose to sell, assign or otherwise transfer (“Transfer”), in a bona fide private single transaction or series of related transactions, Securities representing twenty percent (20%) or more of the total issued and outstanding capital stock of the Company (calculated on a fully-diluted basis) (the “Proposed Sale Transaction”) to any person or entity (a “Proposed Transferee”), the Company shall cause such Selling Holder to comply with, and shall not consent to such Transfer by such Selling Holder unless such Selling Holder shall have complied with, the following provisions of this Section 16(b):

(i) No later than twenty (20) business days prior to the consummation of the Proposed Sale Transaction, the Selling Holder shall provide Holder notice of the Proposed Sale Transaction (the “Tag Along Notice”) and of Holder’s right to participate in the Proposed Sale Transaction on a pro rata basis with the Selling Holder as calculated pursuant to Section 16(b)(iii)) below; provided that Holder shall not be entitled to sell more than the number of Shares described in Section 16(b)(iii) (the “Tag Along Right”). The Tag Along Notice shall identify the Proposed Transferee and all material terms, conditions and information of and in connection with the Proposed Sale Transaction.

(ii) Holder shall have the right to exercise its Tag Along Right by giving written notice of such intent to participate (the “Tag Along Acceptance Notice”) to the Selling Holder within ten (10) days after receipt by Holder of the Tag Along Notice (the “Tag Along Election Period”). Each Tag Along Acceptance Notice shall indicate the maximum number of Shares Holder wishes to sell. The delivery of the Tag Along Acceptance Notice shall constitute an irrevocable offer by Holder to sell the Shares indicated therein for the price and on the terms and conditions described in the Tag Along Notice and such other terms and conditions applicable to the Selling Holder and otherwise in accordance with this Section 16(b); provided that Holder shall not be entitled to sell more than the number of Shares described in Section 16(b)(iii). If the Class is a series of convertible preferred stock, Holder shall be permitted to sell to the relevant Proposed Transferee in connection with any exercise of the Tag Along Right, at its option, (1) shares of Common Stock acquired upon conversion of such convertible preferred stock, or (2) shares of convertible preferred stock.

(iii) Holder shall have the right to sell in the Proposed Sale Transaction a portion of its Shares which is equal to or less than the product obtained by multiplying the total number of Securities proposed to be sold to the Proposed Transferee in the Proposed Sale Transaction by a fraction, the numerator of which is the total number of Shares for which this Warrant is then exercisable together with all Shares issued to Holder (and still then owned by Holder) upon all prior exercises hereof, and the denominator of which is the total number of Securities held by Holder and Selling Holder, in each case as of the date of the Tag Along Notice.

(iv) Within ten (10) calendar days after the end of the Tag Along Election Period, the Selling Holder shall promptly notify Holder of the number of Shares held by Holder that will be included in the sale and the date on which the Proposed Sale Transaction will be consummated, which shall be no later than the later of (1) thirty (30) calendar days after the end of the Tag Along Election Period and (2) the satisfaction of any governmental approval or filing requirements, if any. Holder may effect its participation in any Proposed Sale Transaction hereunder by (1) execution and delivery to the Proposed Transferee, or to the Selling Holder for delivery to the Proposed Transferee, of one or more instruments of conveyance and transfer or certificates, properly endorsed for transfer, representing the Shares to be sold by it and (2) executing any purchase agreements, indemnity agreements, escrow agreements or related documents that the Selling Holder is executing. At the time of consummation of the Proposed Sale Transaction, the Proposed Transferee shall remit directly to Holder that portion of the sale proceeds to which Holder is entitled by reason of its participation with respect thereto (less Holder’s pro rata share (based on its Shares being sold) of any sale proceeds to be escrowed or held back). No Securities may be purchased by the Proposed Transferee from the Selling Holder unless the Proposed Transferee simultaneously purchases from Holder all of the Shares that it have elected and is entitled to sell pursuant to this Section 16(b).

(v) Any Securities held by a Selling Holder that are the subject of the Proposed Sale Transaction and that the Selling Holder desires to Transfer following compliance with this Section 16(b), may be sold to the Proposed Transferee only during the period specified in Section 16(b)(iv) and only on terms no more favorable to the Selling Holder than those contained in the Tag Along Notice. In the event that the Proposed Sale Transaction is not consummated within the period required by this Section 16(b) or the Proposed Transferee fails timely to remit to Holder its respective portion of the sale proceeds, the Proposed Sale Transaction shall be deemed to lapse, and any Transfer of Securities pursuant to such Proposed Sale Transaction shall be in violation of the provisions of this Section 16(b) unless the Selling Holder sends a new Tag-Along Notice and once again complies with the provisions of Section 16(b) with respect to such Proposed Sale Transaction.

(vi) Holder’s Tag Along Right set forth in this Section 16(b) shall terminate and be of no further force or effect following the earlier to occur of (i) an IPO, and (b) the consummation of an Acquisition.

17. Representations, Warranties and Covenants. This Warrant is issued and delivered by the Company and accepted by each Holder on the basis of the following representations, warranties and covenants made by the Company:

(a) The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The Shares issuable upon the exercise of this Warrant (and the shares of Common Stock issuable upon conversion of the Shares, if the Class is a series of convertible preferred stock) have been duly authorized and reserved for issuance by the Company out of its authorized and unissued capital stock, and, when issued in accordance with the terms hereof (and, with respect to and the shares of Common Stock issuable upon conversion of the Shares, if the Class is a series of convertible stock, in accordance with the provisions of the Company’s Articles or Certificate of Incorporation or Organization, as amended and in effect from time to time (the “Charter”)), will be validly issued, fully paid and non-assessable.

(c) The issuance, execution and delivery of this Warrant do not, and the issuance of the Shares upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Charter or the Company’s by-laws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity except as may be required under federal and state securities laws.

(d) At all times, if any, when the Company shall not be subject to the reporting requirements of the Exchange Act, as long as this Warrant is, or any Shares issued upon exercise of this Warrant or any shares of Common Stock issued upon conversion of such Shares are, outstanding and held by Holder, the Company will at its sole expense provide to the Holder from time to time with: (i) copies of all notices and other written communications to the holders of outstanding shares of the Class, concurrently with the delivery of such notices and other communications to such holders, (ii) within one hundred twenty (120) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing; (iii) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements; (iv) not later than December 31 in each year, a copy of the Company’s annual budget for the succeeding year as approved by the Company’s Board of Directors, and (v) such other business and financial information of or concerning the Company as Holder may reasonably request from time to time.

18. Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Holder and the Company.

19. Representations and Covenants of the Holder. This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which by its execution hereof the Holder hereby confirms:

(a) Investment Purpose. This Warrant and the Shares (and the shares of Common Stock issuable upon conversion of the Shares, if applicable) will be acquired for investment and not with a view to the sale or distribution of any part thereof in violation of applicable securities laws, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b) Accredited Investor. Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the 1933 Act, as presently in effect.

(c) Private Issue. The Holder understands (i) neither the Shares issuable hereunder nor, if the Class is a series of convertible preferred stock, the shares of Common Stock issuable upon conversion of the Shares, have been registered under the 1933 Act or qualified under applicable state securities laws, on the ground that the issuance contemplated by this Warrant will be exempt from such registration and qualifications requirements, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 19.

(d) Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in this Warrant and the Shares and has the ability to bear the economic risks of such investment.

20. Notices, Transfers, Etc.

(a) All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) the next business day after deposit with a nationally recognized overnight courier, fee prepaid, specifying next business day delivery, with written confirmation of receipt. All notices and other communications shall be addressed to a party at its address set forth below, or at such other address as a party may designate to the other party upon ten (10) days advance written notice.

If to Holder:	RBS Citizens, N.A.
Global Restructuring Group – SIG
28 State Street, 11th Floor MS1100
Boston, Massachusetts 02109
Attention: Matthew J. Governali
	Phone:	(617) 994-7232
	Fax:	(617)
	Email:	matthew.governali@citizensbank.com

If to the Company:	Cybex International, Inc.
10 Trotter Drive
Medway, Massachusetts 02053
Attention: Chief Financial Officer
Phone: (508) 533-4300
Fax:
Email:

(b) Subject to compliance with applicable federal and state securities laws, this Warrant may be freely transferred by the Holder with respect to any or all of the Shares purchasable hereunder. Subject to the foregoing, upon surrender of this Warrant to the Company, together with the assignment notice annexed hereto duly executed for transfer of this Warrant (i) as an entirety by the Holder, the Company shall issue a new warrant of the same tenor and denomination to the assignee, or (ii) with respect to a portion of the Shares purchasable hereunder, the Company shall issue a new warrant to the assignee, in the same tenor as this Warrant and in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant of like tenor covering the Shares in respect of which this Warrant shall not have been transferred. In connection with any such transfer by Holder, the Company may require the execution and delivery of reasonable and customary investment representations and a reasonable and customary legal opinion that such transfer is exempt from the registration requirements of the 1933 Act; provided, that no legal opinion shall be required in connection with any transfer by Holder to an affiliate of Holder, provided that such affiliate transferee is an “accredited investor” as defined in Regulation D promulgated under the 1933 Act; nor shall such affiliate transferee be required to execute and deliver separate investment representations, but shall be deemed, upon receipt of this Warrant or portion thereof to have made to the Company each of the representations set forth in Section 19 above.

(c) In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder and appropriate indemnification agreement in favor of the Company.

21. No Impairment. The Company will not, by amendment of its Charter or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

22. Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to its principles regarding conflicts of laws.

23. Successors and Assigns. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

24. Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in Delaware, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

25. Restrictive Legends. Each certificate representing shares of the Company’s capital stock received by the Holder upon exercise of this Warrant shall bear a legend substantially in the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such securities are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

The foregoing legend shall be removed from the certificate(s) at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144 under the Act.

26. Attorneys’ Fees. In any action or proceeding between the parties under or respecting this Warrant, the prevailing party in such action or proceeding shall be entitled to collect from the other party all costs and expenses incurred in the investigation and prosecution of such action or proceeding, including, without limitation, reasonable attorneys’ fees.

[Remainder of page left blank intentionally; signature page follows]

IN WITNESS WHEREOF, the Company has executed this Stock Purchase Warrant by its duly authorized officer as of the date first above written.

CYBEX INTERNATIONAL, INC.

By:	/s/ Arthur W. Hicks, Jr.
Name:	Arthur W. Hicks, Jr.
Title:	President

ACCEPTED AND AGREED TO:

RBS CITIZENS, N.A.

By:	/s/ Thomas Schmidt
Name:	Thomas Schmidt
Title:	Vice President

Subscription

To:

Date:

The undersigned hereby subscribes for                      shares of the Shares covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

Net Issue Election Notice

To:	Date:

The undersigned hereby elects under Section 4 to surrender the right to purchase shares of the Shares pursuant to this Warrant. The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

Assignment

For value received                                                                                   hereby sells, assigns and transfers unto

[Please print or typewrite name and address of Assignee]

the within Warrant, and does hereby irrevocably constitute and appoint                                                               its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

Dated:

Signature

Name for Registration

In the Presence of: